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                                                                      Exhibit 12


REEBOK INTERNATIONAL LTD.
(Amounts in Thousands)


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Exhibit 12 - Statement RE:  Computation of Ratio of Earnings to Fixed Charges

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                                     December       December
                                       1996           1995
                                     --------       --------
Earnings
  Pretax Income                      $223,033       $264,551
  Add:
    Interest on indebtedness           42,246         25,725
    Amortization of debt
      discount issuance costs             394            818
    Interest on Letters of Credit
      included in cost of goods sold
    Portions of rent representative
      of the interest factor           15,424         13,399
                                     --------       --------
    Income as adjusted               $281,097       $304,493
                                     ========       ========

Fixed Charges
    Interest on indebtedness         $ 42,246       $ 25,725
    Amortization of debt discount
      and issuance costs                  394            818
    Interest on Letters of Credit
      included in cost of goods sold
    Portions of rent representative
      of the interest factor           15,424         13,399
                                     --------       --------
  Fixed charges                      $ 58,064       $ 39,942
                                     ========       ========

  Ratio of earnings to fixed
    charges                              4.84           7.62

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